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                                                                     Exhibit 9.1

                       1996 DANIELS VOTING TRUST AGREEMENT
                       -----------------------------------


     THIS AGREEMENT made effective as of the 19th day of August, 1996, by and among Susan H. Daniels ("SHD"), Robert L. Daniels ("RLD"; RLD and SHD being hereinafter referred to from time to time collectively as the "Stockholders"), and Robert L. Daniels, as trustee of the voting trust created by this voting trust agreement (the "Trustee").

     WHEREAS, the Stockholders, among others, entered into a Voting Trust Agreement dated April 29, 1994 (the "1994 Voting Trust Agreement"), which was subsequently amended and restated by agreement dated as of December 1, 1995, and was terminated as a result of RLD's resignation as Chairman and Chief Executive Officer of Project Software & Development, Inc. (the "Corporation") on August 19, 1996; and

     WHEREAS, RLD and SHD own, beneficially, 1,097,629 and 1,091,129 shares of the common stock, $.01 par value, of the Corporation, respectively, which were subject to the terms of the 1994 Voting Trust, as amended and restated; and

     WHEREAS, the Stockholders desire to make said shares subject to this 1996 Daniels Voting Trust Agreement ("Agreement");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. NAME. The trust created by this Agreement shall be known as the 1996 Daniels Voting Trust.

     2.   Transfer of Stock to the Trustee.
          --------------------------------

     (a) The RLD Shares and SHD Shares deposited in trust with the Trustee under this Agreement, together with all other shares of capital stock of the Corporation deposited from and after the date hereof with the Trustees under this Agreement, whether pursuant to this Section 2(a) or by reason of the payment of dividends by the corporation in capital stock of the Corporation, the offering of subscription rights by the Corporation to the holders of its capital stock, a reorganization or recapitalization of the Corporation or otherwise, are hereinafter referred to as the "Restricted Securities." The Trustee shall hold the Restricted Securities subject to the terms of this Agreement.

     (b) All certificates for Restricted Securities transferred and delivered to the Trustee pursuant to this Agreement shall be surrendered by the Trustee to the Corporation and shall be cancelled on the books of the Corporation, and new certificates therefor shall be issued by the Corporation to the Trustee in the name of "Robert L. Daniels, as Trustee under the 1996 Daniels Voting Trust." All certificates representing Restricted Securities issued to the Trustee under this Agreement shall have endorsed thereon, in addition to any other legends thereon, a legend in substantially the following form:






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     The securities represented by this certificate are subject to restrictions on voting and transfer set forth in a Voting Trust Agreement dated as of August 19, 1996 between Susan H. Daniels and Robert L. Daniels, individually and as Trustee.

     3.   Voting Trust Certificates.
          -------------------------

     (a) Upon delivery to the Trustee by each Stockholder of the certificate or certificates for their respective Restricted Securities, together with all necessary instruments of transfer, such Stockholder shall be deemed to be the beneficial owner of the number of Restricted Securities so deposited with the Trustee (the "Beneficial Shares"), which beneficial ownership shall be evidenced by a voting trust certificate or certificates (the "Voting Trust Certificates"), and the Trustee shall issue and deliver or cause to be delivered to such Stockholder a Voting Trust Certificate for the number of Restricted Securities so deposited and transferred by such Stockholder. All such Voting Trust Certificates shall be in substantially the form of Exhibit A hereto.

     (b) Each registered holder of a Voting Trust Certificate shall be entitled to receive copies of all notices of meetings, annual or period reports to stockholders or other materials distributed by the Corporation generally to the holders of any class of securities of which any outstanding shares constitute Restricted Securities ("Stockholder Information"), and the Trustee shall, upon his receipt from the Corporation of any Stockholder Information in respect of Restricted Securities held subject to this Agreement, promptly mail copies of such Stockholder Information to each such holder of a Voting Trust Certificate at his or her address as shown on the books of the Trustee. Each Stockholder acknowledges and agrees that the rights and powers of the Trustee hereunder, including, without limitation, those rights and powers set forth in
Section 11 below, shall not be affected by any failure of the Trustee to comply with the provisions of this subsection 3(b).

     4.   Provisions Regarding Transfer of Beneficial Shares.
          --------------------------------------------------

     (a) During the term of this Agreement, neither Stockholder shall, except as otherwise permitted by Section 4(b) and 4A below, sell, assign, convey, pledge, encumber, hypothecate, subject to any call, option or agreement to purchase or otherwise transfer any of the Beneficial Shares standing in his or her name, or any interest therein, or agree or purport to do any of the foregoing.

     (b) Notwithstanding the foregoing, the following transactions shall not be deemed to be prohibited by this Section 4 (each a "Permitted Transfer"):

          (i) A transfer by either Stockholder made for estate planning purposes to a trust for the benefit of such Stockholder or of any member of his or her family or directly to any member of his or her family; PROVIDED, however, that any Beneficial Shares so transferred shall remain subject to this Voting Trust Agreement for as long as such Agreement remains in force.

          (ii) Subject to Section 4(d) below, a transfer of Beneficial Shares by either Stockholder in a BONA FIDE transfer for value to a third party unaffiliated with the transferor (a "Sale"), in which event the transferee shall hold the Beneficial Shares so transferred free of the Voting Trust created hereby and shall be entitled to receive from the Corporation a certificate registered in such name as the transferee shall designate. The Trustee hereby agrees to issue and deliver to the Corporation or its transfer agent such certificates and



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               instructions and to take such other action as may be necessary on his part to effect the Sale and registration in the name of a permitted transferee pursuant to this subsection 4(b)(ii).

          (iii)A pledge of Beneficial Shares to a bank or other financial institution as collateral security for the obligations of either Stockholder under an arrangement with such bank or financial institution in which the Stockholder simultaneously establishes both put and call positions with respect to the Common Stock of the Corporation (a "Collateralized Collar") shall be deemed to constitute a Sale pursuant subsection 4(b)(ii) above. Upon receipt by the Trustee of written notice from the Stockholder that he or she intends to enter into a Collateralized Collar, setting forth the terms of such Collateralized Collar, such Stockholder shall be entitled to receive a certificate representing the pledged shares registered in such name as he or she shall designate and free of any restrictive legend (except as otherwise required by law). The bank or other financial institution, and any of its transferees, shall hold the pledged shares free of the Voting Trust and any other restrictions on transfer or voting of the pledged shares created by this agreement.

     (c) It shall be a further condition to any transfer made pursuant to subsection 4(b)(i) above that the transferee, if not already a party to this Agreement, shall execute and deliver to the Trustee an instrument in form and substance satisfactory to the Trustee evidencing the agreement of such transferee to become a party to and be bound by this Agreement. SHD agrees, as a further condition to any transfer made by her pursuant to subsection 4(b)(iii) above, that to the extent that she has the power to direct the voting of any shares of Common Stock held by any bank or other financial institution pursuant to a Collateralized Collar she will direct that such shares be voted in accordance with the written instructions of the Voting Trustee, provided, that such bank or financial institution shall not have any obligation to determine independently whether any such direction given by SHD is in conformity with any instructions of the Voting Trustee.

     (d) Notwithstanding the foregoing, and except as otherwise set forth in subsection 4(e) and (f) below, the aggregate number of shares of Common Stock transferred by SHD by Sale (including Beneficial Shares transferred pursuant to subsection 4(b)(ii) or (iii) above) during any calendar quarter prior to the termination or expiration of this Agreement shall not exceed the greater of (i) 27,500, or (ii) the aggregate number of shares of Common Stock transferred by Sale by RLD or by any donee of RLD (including Beneficial Shares transferred pursuant to subsection 4(b)(ii) or (iii) above) during such quarter (the "Limitation Amount"). The Limitation Amount shall be adjusted for any stock dividend, stock dividend, stock split, consolidation, reverse stock split, consolidation, reclassification or other similar transaction effected by the Corporation with respect to its Common Stock after the date hereof. Subject to subsection 4(f) below, in the event that the number of Beneficial Shares actually transferred by SHD pursuant to subsection 4(b)(ii) or (iii) above during any calendar quarter is less than the Limitation Amount in respect of such calendar quarter, then the unused balance of the Limitation Amount shall be carried forward to the next calendar quarter and the Limitation Amount for such subsequent calendar quarter shall be increased by the amount of such unused balance. The limitation set forth in this paragraph (the "Volume Limitation") shall terminate and be of no further force and effect upon the earlier to occur of the following:

          (i) If the Average Share Price, (as hereinafter defined), determined as of the last day of any of the eighteen-month periods beginning on January 1, 1996; July



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               1, 1997; January 1, 1999; January 1, 2002; and July 1, 2003 and
               January 1, 2005 (each a "Measurement Period"), shall not have increased at a 10% compound annual rate in comparison to the Average Share Price determined as of the first day of such Measurement Period; or

          (ii) The fifth anniversary of the date hereof; PROVIDED, that

          (iii)in the event of the death of SHD prior to such fifth anniversary, the Volume Limitation shall (to the extent terminated pursuant to subsection 4(d)(i) above) be reinstated and, notwithstanding the provisions of such subsection, shall continue in force as to all SHD Shares then subject to this Agreement and the trust created hereby until the occurrence of such fifth anniversary.

For purposes of this paragraph, the "Average Share Price" determined as of any date shall mean the average of the closing prices of the Common Stock, as reported by the NASDAQ National Market, or by such other automated quotation system or national or regional stock exchange on which the Common Stock is then publicly traded, on each of the twenty (20) business days preceding such date (adjusted as necessary to give effect to any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction affecting the Common Stock occurring during the relevant Measurement Period).

     (e) RLD agrees that, if, at any time prior to the fifth anniversary of the date of this Agreement and thereafter during the lifetime of SHD, any public offering of the Corporation's Common Stock that includes shares to be sold for the account of selling stockholders (a "Secondary Offering") shall be effected and if any shares shall be included in such Secondary Offering for the account of RLD (whether constituting Beneficial Shares or not), then in such event RLD will use his best efforts to cause to be included in the Secondary Offering such number of the SHD Shares as SHD may request in writing within twenty (20) days of the receipt from the Company of written notice that it intends to effect such Secondary Offering (the "Registrable SHD Shares"). Unless all the Registrable SHD shares are included in the Secondary Offering, the number of shares to be included for the account of RLD in such Secondary Offering shall not exceed the number of Registrable SHD shares or such lesser number of shares as is actually included in the Secondary Offering for the account of SHD.

          The Stockholders acknowledge that they have been advised that their sales of Common Stock may be required to be aggregated for purposes of the volume limitations of Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended ("Rule 144"). Each Stockholder agrees that he or she (i) will notify the other in writing prior to any Sale of Common Stock (including any transfer of Beneficial Shares pursuant to subsection 4(b)(ii) or (iii) above, and whether or not such Sales is subject to Rule 144), and (ii) will not, without the prior written consent of the other, effect any such Sale of Common Stock that would cause the aggregate number of shares of Common Stock so transferred by such Stockholder during any three-month period to exceed one-half of the aggregate number that would be permitted to be sold by both Stockholders during such three-month period under Rule 144(e). The Stockholders further acknowledge that they have been advised that each collateralized option written by them in connection with the establishment of a Collateralized Collar pursuant to subsection 4(b)(iii) above may be deemed to constitute a separate sale of the underlying shares for purposes of the volume limitations of Rule 144, and agree that each such option will be counted as a separate Sale for purposes of the Limitation Amount referred to in subsection 4(d) above.



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     (f)  In the event that during any calendar quarter the number of
Beneficial Shares transferred by SHD pursuant to subsection 4(b)(ii) and (iii) above exceeds the number of Beneficial Shares transferred by RLD pursuant to such subsection during such quarter (including, in each case, any Beneficial Shares sold in a Secondary Offering), then on the first day of the calendar quarter there shall automatically be released from the trust created hereby and distributed to RLD in his own name a number of Beneficial Shares that is equal to such excess.

     (g) The Trustee shall keep a record of Voting Trust Certificates and shall be entitled to rely conclusively upon said record as to the identity and address of the holders of Voting Trust Certificates. The Trustee may treat the registered holder of each Voting Trust Certificate as the owner thereof and of the Beneficial Shares evidenced thereby for all purposes whatsoever, but the Trustee shall not be required to deliver certificates for Restricted Securities as required hereunder without the surrender of the corresponding Voting Trust Certificates. In addition, the Trustee shall not be required to recognize any transfer of any Voting Trust Certificate or Beneficial Share not made in accordance with the provisions hereof unless the person claiming such ownership shall produce indicia of title satisfactory to the Trustee and shall deposit with the Trustee an indemnity satisfactory to the Trustee.

     (h) If any Voting Trust Certificate is lost, stolen, mutilated, damaged or destroyed, the Trustee shall issue a duplicate of such certificate upon receipt of: (i) evidence of such fact satisfactory to him, (ii) an indemnity satisfactory to him; (iii) the existing certificate, if mutilated or damaged; and (iv) the Trustee's reasonable fees and expenses in connection with the issuance of a replacement Voting Trust Certificate.

     4A SALES OF BENEFICIAL SHARES IN CERTAIN CIRCUMSTANCES. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto may sell their entire respective interests in the Beneficial Shares as follows:

          (A) A sales of the entire interest of the Beneficial Shares approved by the Stockholders in connection with a tender or exchange offer for all the common shares of the Company (collectively a "Takeover");

          (B) A Sale of the entire interest of the Beneficial Shares in connection with a Takeover by any party hereto for a price, which a Qualified Investment Bank has opined is fair from a financial point of view. A Qualified Investment Bank is any investment bank mutually acceptable to the parties hereto. The parties hereto agree not to unreasonably withhold their approval of any investment bank proposed by either of them; provided, however, that any party who wishes to sell his or her entire interest in Beneficial Shares at a price approved as fair by a Qualified Investment Bank shall be required to offer in writing to sell his or her entire interest in Beneficial Shares to the other party hereto (the "Offer") for a period of ten (10) business days at the price approved as fair by the Qualified Investment Bank or such higher price, if any, as may be offered in connection with the Takeover prior to acceptance of the Offer in writing (the "Buy-Out Option"). If the consideration offered in connection with any Takeover includes securities, the securities shall be valued for purposes of this Buy-Out Option by the Qualified Investment Bank as of the date of the Offer. The Offer shall be accepted only by a writing, delivered to the selling Stockholder's address for notice within the ten (10)



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               business day period, unconditionally committing to consummate the purchase within thirty (30) days or less of the acceptance.

     5. ASSENT TO AGREEMENT. Every person from time to time holding a Voting Trust Certificate or Certificates, whether a Stockholder or one claiming through or under a Stockholder, by the fact of such person's acceptance of such Voting Trust Certificate or Certificates, shall be deemed to have assented and agreed to all of the provisions of this Agreement.

     6.   Dividends.
          ---------

     (a) Prior to the expiration or earlier termination of this Agreement, the holders of Voting Trust Certificates shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustee from the Corporation, ratably in proportion to their respective number of Beneficial Shares then outstanding. In lieu of receiving such cash dividends and paying the same to the holders of Voting Trust Certificates, the Trustee may instruct the Corporation in writing to pay such cash dividends directly to the holders of Voting Trust Certificates. Upon such instructions being given by the Trustee to the Corporation, and unless explicitly limited or until revoked by the Trustee, all liability of the Trustee with respect to such cash dividends shall terminate. The Trustee may at any time revoke such instructions and by written notice to the Corporation direct it to make dividend payments to the Trustee. The Corporation shall not be liable to any holder of Voting Trust Certificates or to any person claiming to be entitled to any such cash dividends by reason of following ny written instructions of the Trustee.

     (b) If any dividend in respect of Restricted Securities owned of record by the Trustee is paid, in whole or in part, in capital stock of the Corporation, then (i) the Trustee shall hold, subject to the terms of this Agreement, the certificate or certificates for shares of such stock which are received by him on account of such dividend; and (ii) the holder of each Voting Trust Certificate shall be entitled to receive a Voting Trust Certificate issued under this Agreement for the number of shares of capital stock received as such dividend in respect of such holder's Beneficial Shares.

     (c) Holders entitled to receive the dividends above shall be those registered as holders of Voting Trust Certificates on the books of the Trustee at the close of business on the record date fixed by the Corporation for determining those holders of its capital stock entitled to receive such dividends or, if the Corporation has fixed no such record date, then on the date fixed by the Trustee for the purpose of determining the holders of Voting Trust Certificates entitled to receive such payment or distribution, those registered as such at the close of business on the date so fixed by the Trustee; PROVIDED, that if no such record date is set by the Corporation or the Trustee, then in such event the record date for determining shall be the close of business on the day preceding such payment of distribution.

     7. SUBSCRIPTION RIGHTS. In case any stock or other securities of the Corporation are offered for subscription to the holders of Restricted Securities deposited hereunder, the Trustee, promptly upon receipt of notice of such offer, shall mail a copy thereof to each of the holders of Voting Trust Certificates. Upon receipt by the Trustee of a request from any registered holder of a Voting Trust Certificate or Certificates to subscribe on such holder's behalf, accompanied by the sum of money required to pay for such stock or securities or a promise to pay such sum, the Trustee shall make such subscription and payment, or a promise to make payment, and instruct the Corporation to issue to the Trustee certificates for such shares of securities so subscribed for in the name of "Robert L. Daniels, as Trustee under the 1996 Daniels Voting Trust." Upon receiving from the



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Corporation the certificates for shares or securities so subscribed for, the
Trustee shall issue to such purchasing holder a Voting Trust Certificate in respect thereof.

     8. DISSOLUTION OF THE CORPORATION. In the event of the dissolution or liquidation of the Corporation, whether voluntary or involuntary, or any other return of capital to the holders of securities of the Corporation, the Trustee shall receive the moneys, securities, rights or property to which the holders of the Restricted Securities held hereunder are entitled, and shall distribute the same among the registered holders of the Voting Trust Certificates ratably in accordance with their respective number of Beneficial Shares then outstanding, or the Trustee may in his discretion deposit such moneys, securities, rights or property with any bank or trust company doing business in the United States, with authority and instructions to distribute the same as above provided, and upon such deposit all further obligations or liabilities of the Trustee in respect of such moneys, securities, rights or property so deposited shall terminate.

     9.   Reorganization or Recapitalization of the Corporation.
          -----------------------------------------------------

     (a) In case the Corporation is merged into or consolidated with another corporation or entity, or all or substantially all of the assets of the Corporation are transferred to another corporation or entity, then in connection with such merger, consolidation or transfer (i) the term "Corporation" for all purposes of this Agreement shall be taken to include such successor corporation or entity: (ii) the Trustee shall receive and hold under this Agreement any stock of such successor corporation or entity which is received on account of his ownership as Trustee hereunder of the Restricted Securities held hereunder prior to such merger, consolidation or transfer; and (iii) the Trustee may, in his discretion, substitute for voting Trust Certificates, new voting trust certificates in appropriate form, and the terms "Common Stock" and "Restricted Securities" as used herein shall be taken to include any shares of stock which may be received by the Trustee in lieu of all or part of the shares of Common Stock or the Restricted Securities, respectively.

     (b) In the event that the Corporation shall effect a stock split, reverse stock split, consolidation, reclassification or other similar transaction in respect of any class of its capital stock constituting Restricted Securities held by the Trustee hereunder, the Trustee shall issue to the holders of Voting Trust Certificates additional or substitute Voting Trust Certificates representing such number and class of Beneficial Shares as are issuable in respect of such Restricted Securities by reason of such transaction; provided, in the case of substitute Voting Trust Certificates, that there shall have been surrendered to the Corporation for cancellation the original Voting Trust Certificate of Certificates in respect of which such substitute Voting Trust Certificates are to be issued. In the event that the Restricted Securities include securities of more than one class or series, the Trustee may cause Voting Trust Certificates designated as belonging to more than one class or series to be issued to the holder of Beneficial Shares so that each such Voting Trust Certificate corresponds to Restricted Securities of a particular class or series.

     10. ADDITIONS TO TRUST PROPERTY. From time to time the Trustee may, in his discretion, receive additional certificates for Restricted Securities either from a Stockbroker or from any other stockholder of the Corporation who becomes a signatory hereto, and all such certificates shall be treated as if originally transferred and deposited hereunder. Upon any such receipt of addition certificates for Restricted Securities, the Trustee shall cause additional Voting Trust Certificates representing beneficial interests in such Restricted Securities to b issued to the beneficial owners of such Restricted Securities to reflect the transfer and deposit of such Restricted Securities in trust hereunder.



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     11.  Rights and Powers of the Trustee: Death of Disability.
          -----------------------------------------------------

     (a) The Trustee shall have full legal title to, and be the record owner of, the Restricted Securities held hereunder. The Trustee may, but shall not be obliged to, deposit any stock certificate representing Restricted Securities with a bank, securities firm or other financial institution for safekeeping in the name of the Trustee as record owner.

     (b) Until the actual delivery to the holder of Voting Trust Certificates of stock certificates representing Restricted Securities issued in exchange therefor, and until the surrender of the Voting Trust Certificates for cancellation upon such delivery, the Trustee shall have the right, subject to the provisions of this paragraph, (i) to exercise, in person or by his nominee or proxy, all voting rights and powers in respect of all Restricted Securities held hereunder, (ii) to take part in or consent to any corporate or stockholders' action of any kind whatsoever, and (iii) to file applications with, and otherwise deal with, any Federal or state regulatory agencies with respect to all matters arising out of or relating to the Restricted Securities. The right to vote shall include the right to vote in favor of, or against, or to withhold any vote in respect of, any resolution or proposed action of any character whatsoever which may be presented at any meeting or which may require the consent of stockholders of the Corporation, as the Trustee, in his sole discretion, shall deem appropriate.

     (c) Notwithstanding the provisions of paragraph 11(b), in the event the Corporation shall seek the approval of its shareholders for any proposal for a merger, liquidation, dissolution or consolidation of the Corporation (the "Proposed Transaction"), the power of the Trustee to vote the Restricted Securities shall be subject to the following limitation..

          (i) If both Stockholders agree, the Trustee shall vote all such securities with respect to the Proposed Transaction in accordance with such agreement;

          (ii) If the Stockholders do not agree and a Qualified Investment Bank has opined that the consideration offered in the Proposed Transaction is fair from a financial point of view, the Trustee shall vote the Restricted Securities in accordance with the directions of the Stockholders, in proportion to their beneficial ownership interests; provided, however, that the Stockholder choosing to support such Proposed Transaction shall be required to offer in writing to sell his or her entire interest in the Restricted Securities to the other Stockholders (the "Offer") for a period of ten (10) business days before the date on which such vote is to be taken at the consideration offered in the Proposed Transaction (the "Buy-Out Option"). If the consideration offered includes securities, the securities shall be valued for purposes of this Buy-Out Option by the Qualified Investment Bank as of the date of the Offer. The Offer shall be accepted only be a writing, delivered to the selling Stockholder's address for notice within the ten (10) business day period, unconditionally committing to consummate the purchase within thirty (30) days or less of the acceptance.

     (d) In the event that the Trustee should die or suffer a Disability during the term of this Agreement, his executor (in case of death) or legal representative (in case of Disability) shall serve as Trustee hereunder. The term "Disability" shall mean, for purposes of this Agreement, (i) the adjudication of the Trustee by a court of competent jurisdiction as an incompetent, or (ii) the imposition by a court of competent jurisdiction of a conservatorship over the affairs of the Trustee.



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




     12.  Compensation of the Trustee.
          ---------------------------

     (a) The Trustee shall serve without compensation. The Trustee and each of his agents shall be reimbursed by the owners of the Beneficial Shares ratably according to the respective number of Beneficial Shares then outstanding for all out-of-pocket expenses reasonably incurred by him or any of them in the performance of his or their respective duties under this Agreement.

     (b) Nothing contained herein shall disqualify or incapacitate the Trustee from serving the Corporation or any of its subsidiaries as an officer, director or agent acting in any other capacity, holding any shares of any class of stock in the Corporation or any such subsidiary, becoming a creditor of the Corporation or any such subsidiary, or in any other way dealing with or receiving compensation from the Corporation or any such subsidiary, becoming a creditor of the Corporation or any such subsidiary, or in any other way dealing with or receiving compensation from the Corporation or any such subsidiary.

     13.  Standard of Liability
          ---------------------

     (a) The Trustee hereunder shall not under any circumstances or in any event be held liable (as stockholder, Trustee or otherwise) or accountable out of his personal assets by reason of any error of judgment or mistake of fact or law or other mistake, if such Trustee was acting in good faith, or in reliance on the opinion of qualified legal counsel (who may be counsel for the Corporation) selected in good faith, nor shall the Trustee be held liable by reason of the act or omission of any agent, proxy, attorney, co-trustee, or person to whom he may reasonably delegate his powers hereunder; PROVIDED, that where any provision of this Agreement by its terms applies equally to RLD and to SHD, nothing in the preceding sentence shall be deemed to authorize the Trustee to interpret or apply such provision in an inconsistent manner where the interests of RLD and SHD, respectively, are concerned.

     (b) Without limiting the generality of the foregoing, each Stockholder acknowledges that he or she has been advised that he or she individually will be responsible for filing any reports required pursuant to Section 16 of the Securities Exchange Act of 1934 ("Section 16") in respect of his or her beneficial ownership of Restricted Securities and acknowledges and agrees that the Trustee in his capacity as such shall have no duty or responsibility with respect to compliance by either Stockholder with Section 16 or with any other requirements of federal or state securities law relating to beneficial ownership or transfer of any Restricted Securities or Beneficial Shares.

     (c) In no event shall the Trustee have any liability whatsoever, whether arising in contract, in tort or otherwise, to any Stockholder, holder of a Voting Trust Certificate or other person arising out of any vote or consent lawfully cast or given by him, or withheld by him, in respect of any Voting Stock held subject to this Agreement.

     14. CERTIFICATE OF TRUSTEE. Any certificate in writing executed by the Trustee setting forth the existence of any fact the existence of which is necessary to authorize the execution of any instrument or the taking of any action by the Trustee, or setting forth any other facts in relation to the trust created hereby, shall, as to all persons acting in good faith in reliance thereon, be conclusive evidence of the truth of the statements made in such certificate and of the existence of the facts therein stated to exist.




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     15.  AMENDMENTS. This Agreement may be amended only by a written instrument signed by (i) all of the registered holders of Voting Trust Certificates then outstanding, and (ii) the Trustee. Any amendment shall be sent to all holders of Voting Trust Certificates by the Trustee.

     16. SALE AND TRANSFER OF RESTRICTED SECURITIES. Except pursuant to a Permitted Transfer, the Trustee shall not sell, hypothecate, pledge, assign or otherwise transfer legal title to any Restricted Securities held hereunder.

     17.  Term and Termination: Distribution of Trust Property; Provisions for
          --------------------------------------------------------------------
          Voting.
          ------

     (a) The Restricted Securities held pursuant to this Agreement shall be released from the trust created hereby and distributed to the Stockholders upon the satisfaction of certain conditions, as follows:

          (i) Upon the expiration or termination of this Agreement and the trust created hereby pursuant to subsection 17(d) or (e) below, all Restricted Securities shall be distributed to the registered holders of the Voting Trust Certificates representing such Restricted Securities, and each such holder shall be entitled to receive from the Corporation a certificate representing such Restricted Securities registered in the name of such holder.

          (ii) Notwithstanding the foregoing, the Trustee shall make no distribution pursuant to Section 17(a)(i) to SHD or to any transferee of SHD in a transfer pursuant to subsection 4(b)(i) above unless there shall have been delivered to RLD in his individual capacity the irrevocable proxy and transfer restriction agreement of SHD or of such transferee in the form attached hereto as Exhibit A (each a "Proxy").

     (b) Following the expiration or termination of this Agreement and the delivery to RLD of the foregoing Proxy or Proxies, SHD and any transferee of SHD (other than an Unrestricted Transferee, as defined in subsection 17(b)(i) below) (each a "Restricted Transferee"), shall be entitled to sell, assign, convey, pledge, encumber, hypothecate, subject to any call, option or agreement to purchase or otherwise transfer any Restricted Securities or any interest therein, on the following conditions:

          (i) SHD and any Restricted Transferee may transfer Restricted Securities free of the Proxy and any other restrictions set forth in this Agreement, on the condition that any such transfer shall be made in a transaction and to a person permitted by subsection 4(b)(ii) or (iii) above (each an "Unrestricted Transferee"). Without limiting the generality of the foregoing sentence, the term "Unrestricted Transferee" shall also include a transferee unaffiliated with SHD who purchases Restricted Securities for value in a BONA FIDE transaction with a bank or financial institution which is selling such Restricted Securities pursuant to the exercise of its rights as a secured party with respect to Restricted Securities pledged to it as collateral security in a transaction effected in compliance with subsection 17(b)(ii) below. The Corporation will issue, or will cause its transfer agent to issue, a certificate or certificates representing the Restricted Securities so transferred registered in the name of such Unrestricted Transferee free of the restrictions set forth herein and the legend referred to in subsection 17(c) below, PROVIDED that (i) the Transferee effecting such transfer shall have certified to the Corporation in writing that the condition set forth in the preceding sentence has been met, and (ii) any certificate issued to SHD or such Restricted Transferee to represent the balance of any Restricted Securities not so transferred shall remain subject to the Proxy and bear the legend set forth in subsection 17(c) below.

          (ii) SHD and any Restricted Transferee may transfer Restricted Securities in a transaction not meeting the conditions set forth in subsection 17(b)(i) above only on the condition that the transferee of SHD or such Restricted Transferee shall have delivered to RLD a Proxy and transfer restriction agreement in the form attached hereto as Exhibit B (and shall be deemed to be a "Restricted Transferee" for purposes of this Agreement).

     (c) Any certificate representing restricted Securities issued to SHD or any Restricted Transferee of SHD shall have endorsed thereon, in addition to any other required legends, a legend in substantially the following form:

     The securities represented by this certificate are subject to restrictions on transfer and upon voting set forth in an Irrevocable Proxy dated ___________, 199_, delivered by the original holder of this certificate.

     (d) This Agreement and the trust created hereby shall expire upon the soonest to occur of (i) the written agreement of all holders of outstanding Voting Trust Certificates and the Trustee, or (ii) the fifth anniversary of the date hereof.

     (e) In addition, this Agreement and the trust created hereby, and the restrictions on voting and transfer provided in subsections 17(b) and (c) above (as evidenced by any Proxy delivered to RLD hereunder or otherwise), shall terminate and be of no further force and effect upon the earliest to occur of the following:

          (i) when RLD shall cease to be the beneficial owner of at least 920,000 shares of Common Stock or when SHD and any Restricted Transferees of SHD shall cease to be the beneficial owners of an aggregate of at least 230,000 shares of Common Stock (in each case as adjusted for any stock dividend, stock split, consolidation, reverse stock split, reclassification or other similar transaction effected by the Corporation with respect to its Common Stock after the date hereof);

          (ii) upon the death of RLD;

          (iii)the Corporation is acquired by way of the sale of all or substantially all its assets or a merger or consolidation of the Corporation with any other corporation or entity (other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation,



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



               or a merger or consolidation effected to implement a recapitalization or reincorporation of the Corporation in which no material change in voting control of the Corporation takes place).

     18.  Notices and Distributions.
          -------------------------

     (a) Unless otherwise specifically provided in this Agreement, any notice to or communication with the holders of Voting Trust Certificates shall be deemed to be sufficiently given or made if in writing and given by prepaid, first class, registered or certified mail, or by a nationally recognized overnight delivery service, or by personal delivery, to such holders at their addresses appearing on the books of the Trustee. Any notice to the Trustee hereunder shall be sufficient if in writing and given by first class, registered or certified mail, or by a nationally recognized overnight delivery service, or by personal delivery, as follows:

     If to SHD:

          Susan H. Daniels
          33 Circuit Road
          Brookline, Massachusetts 02167

     If to RLD:

          Robert L. Daniels
          4 Heartbreak Hill
          Ipswich, Massachusetts 01938

Every notice given shall in the case of mailing, or personal delivery, when actually delivered and in the case of the effective, overnight delivery service, on the business day following its dispatch by means of such service.

     (b) All distributions of cash, securities or other property hereunder by the Trustee to the holders of Voting Trust Certificates may be made, in the discretion of the Trustee in person, by mail, or where appropriate, by wire transfer to any bank or fund account of which the receiving holder has notified the Trustee in the manner provided for herein.

     19.  Miscellaneous.
          -------------

     (a) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without reference to its principles of conflict of law.

     (b) If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

     (c) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, legal representatives, successors and permitted assigns. This Agreement may not be assigned by any party without the written consent of each other party.

     (d) This Agreement and the documents referred to in it and to be delivered pursuant to it constitute the entire agreement of the parties pertaining to its subject matter and supersede all prior agreements, understandings negotiations and discussions of the parties, whether written or oral, with respect to the subject matter hereof.

     (e) The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

     (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     (g) The rights and remedies of the parties hereto shall be cumulative and in addition to all other rights and remedies such parties may have, at law, in equity, by contract or otherwise.

     (h) The parties hereto agree to execute such further instruments and to take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the date first above written.


/s/ ROBERT L. DANIELS
---------------------------------------
Robert L. Daniels, individually


SUSAN H. DANIELS
---------------------------------------
Susan H. Daniels


ROBERT L. DANIELS
---------------------------------------
Robert L. Daniels, as Trustee
       and not individually




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